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                                                                    EXHIBIT 11.1
              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)
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                                                              THREE MONTHS ENDED     NINE MONTHS ENDED
                                                                 SEPTEMBER 30,          SEPTEMBER 30,
                                                                1998       1997       1998       1997
                                                              -------    -------     -------    ------
Income (loss) before dividends and accretion on
  preferred stock..........................................   $(6,432)   $  3,383    $ 1,228    $6,508
Dividends and accretion on preferred stock.................         -      (4,654)         -    (5,873)
                                                              -------    --------    -------    ------
Income (loss) applicable to common stock before
  extraordinary loss.......................................    (6,432)     (1,271)     1,228       635
Extraordinary loss on extinguishment of debt
  (net of tax).............................................         -        (537)         -      (537)
                                                              -------    --------    -------    ------
Income (loss) applicable to common stock...................   $(6,432)   $ (1,808)   $ 1,228    $   98

Weighted average common shares outstanding.................    11,924      11,579     11,900     7,084

Basic earnings (loss) per common share:
Income (loss) applicable to common stock
  before extraordinary loss................................   $ (0.54)   $  (0.11)   $  0.10    $ 0.09
Extraordinary loss on extinguishment of debt...............         -       (0.05)         -     (0.08)
                                                              -------    --------    -------    ------
Basic Earnings (Loss) Per Common Share.....................   $ (0.54)   $  (0.16)   $  0.10    $ 0.01
                                                              =======    ========    =======    ======

Income (loss) applicable to common stock
  before extraordinary loss................................   $(6,432)   $ (1,271)   $ 1,228    $  635
Interest savings on convertible debt
  (net of tax).............................................         -          24          -        41
Extraordinary loss on extinguishment of
  debt (net of tax)........................................         -        (537)                (537)
                                                              -------    --------    -------    ------
Income (loss) applicable to common stock...................   $(6,432)   $ (1,784)   $ 1,228    $  139

Weighted average common shares outstanding.................    11,924      11,579     11,900     7,084
Dilutive effect of stock options...........................        18         166        223        80
Conversion of convertible debt.............................         -         125          -        42
                                                              -------    --------    -------    ------
Average diluted common shares outstanding..................    11,942      11,870     12,123     7,206

Diluted earnings (loss) per common share:
Income (loss) applicable to common stock before
  extraordinary loss.......................................   $ (0.54)    $ (0.10)   $  0.10    $ 0.09
Extraordinary loss on extinguishment of debt...............         -       (0.05)         -     (0.07)
                                                              -------    --------    -------    ------
Diluted Earnings (Loss) Per Common Share...................   $ (0.54)    $ (0.15)   $  0.10    $ 0.02
                                                              =======     =======    =======    ======
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